News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS FOURTH QUARTER AND ANNUAL RESULTS

NASHVILLE, Tenn. (March 10, 2011) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 52-week periods ended January 29, 2011.

Net sales for the 13-week period ended January 29, 2011, were $139.6 million compared with $142.8 million for the 13-week period ended January 30, 2010. Comparable store sales for the fourth quarter of fiscal 2010 decreased 7.9% compared with a 10.2% increase in the prior-year quarter. The Company opened 10 stores and closed 6 stores during the fourth quarter to end the period with 300 stores.

Net sales for the 52-week period ended January 29, 2011, were $415.3 million compared with $406.2 million for the 52-week period ended January 30, 2010. Comparable store sales for fiscal 2010 decreased 0.5% compared with an 8.4% increase in fiscal 2009. The Company opened 38 stores and closed 17 during fiscal 2010.

The Company reported net income of $14.4 million, or $0.70 per diluted share, for the fourth quarter of fiscal 2010 compared with net income of $22.1 million, or $1.08 per diluted share, for the fourth quarter of fiscal 2009. For fiscal 2010, the Company reported net income of $26.4 million, or $1.28 per share, compared with net income of $34.6 million, or $1.71 per diluted share, in the prior year.

Income tax expense for the fourth quarter of fiscal 2010 included a net benefit of $0.8 million related to an adjustment to the Company’s prior year income tax provision partially offset by an adjustment to the state tax rate applied to the Company’s deferred tax assets. Excluding the impact of these items, adjusted net income for the fourth quarter of fiscal 2010 was $13.6 million, or $0.66 per diluted share (adjusted). Income tax expense for the fourth quarter of fiscal 2009 included a benefit of approximately $3.3 million related to the reversal of the valuation allowance on the Company’s deferred tax assets established in prior periods. Excluding the impact of this item, adjusted net income for the fourth quarter of fiscal 2009 was $18.8 million, or $0.92 per diluted share (adjusted).

The Company believes that presenting adjusted net income and earnings per share for its 2009 and 2010 periods to reflect more normalized tax rates is instrumental in evaluating the Company’s performance. See “Reconciliation of Non-GAAP Financial Information” below.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “Our fourth quarter results were in line with the sales we previously reported and certainly affected by the tough comparisons we faced this year. We managed the promotional environment well during the quarter, had a strong performance from our Christmas merchandise, and finished the year with inventory levels on plan. Our store base

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2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports Fourth Quarter Results

March 10, 2011

growth resulted in an increase in total square footage of 14%, and we are encouraged about the early results from our 2010 store class.

“As we enter fiscal 2011, comparable store sales trends continue to be challenging given that comparable store sales were up 19% at this time last year. Based on quarter-to-date sales and merchandise margin trends, we are cautiously optimistic about our prospects for the first quarter. We are also encouraged by early signs of improvement in our all-important framed art category.”

Fiscal 2011 Performance Goals

Store Growth:
At year end, the Company had 300 stores compared with 279 at the beginning of 2010 and 299 at the beginning of fiscal 2009.
For fiscal 2011, the Company expects to open 40 to 45 new
stores and close 15 to 20 stores. Store openings will be
weighted toward the second half of the year, while store
closings will be spread relatively evenly throughout the year.
As always, net store growth will depend on the availability of the right deal for the right location.

Sales:
The Company expects total sales for fiscal 2011 to increase in the range of 9% to 12% compared with fiscal 2010. This level of sales growth would imply flat to slightly negative
comparable store sales for the fiscal year. Comparisons are
expected to remain challenging in the first half of the year as the Company is up against record results and then comparisons ease in the second half of the year.

Margins:
Based on the current outlook, the Company expects operating
margin in fiscal 2011 to be slightly below that of fiscal 2010 due to an anticipated increase in sourcing and transportation costs and deleverage on the fixed components of operating
expenses due to flat to slightly negative comparable store
sales, offset by the expected strong performance of new store openings. We will update this outlook periodically, as we gain more transparency on product costs and some anticipated
tightening in the commercial real estate markets.

Earnings:
Based on the above assumptions, the Company would expect
earnings per share for fiscal 2011 to be at or slightly below adjusted earnings per share for fiscal 2010. The current
assumption for the effective tax rate is in the range of 38.5%
for fiscal 2011.

Cash Flow:
The Company expects to generate positive cash flow in fiscal
2011 and fully fund its new store growth and technology
improvements through cash generated from operations. Capital expenditures in fiscal 2011 are estimated to range between $25 million and $28 million for fiscal 2011.

First Quarter Fiscal 2011 Outlook

The Company issued guidance for the first quarter ending April 30, 2011, of net income of $0.10 to $0.14 per diluted share, compared with $0.32 per diluted share a year ago. Net sales are expected to be $94 million to $96 million, with a comparable store sales decrease in the high-single-digit range, compared with net sales of $93.5 million and a comparable store sales increase of 12.6% in the prior-year period. The Company expects to open approximately 3 stores during the quarter, and close 6 to 8 stores during the quarter.

Investor Conference Call and Web Simulcast

Kirkland’s will host a conference call today, at 11:00 a.m. ET to discuss its results of operations for the fourth quarter of fiscal 2010. The number to call for the interactive teleconference is (212) 231-2927. A

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KIRK Reports Fourth Quarter Results

Page 3

March 10, 2011

replay of the conference call will be available through Thursday, March 17, 2011, by dialing (402) 977-9140 and entering the confirmation number, 21510653.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=76716 on March 10, 2011, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

Reconciliation of Non-GAAP Information
This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures are “adjusted net income” and “adjusted diluted earnings per share” and are equal to net income, and diluted earnings per share excluding adjustments to the Company’s valuation allowance for deferred tax assets, adjustments related to the prior year tax provision, adjustments to the state tax rate applied to the Company’s deferred tax assets, and certain income tax credits related to prior periods. Management uses these measures to focus on normalized operations, and believes that it is useful to investors because it enables them to perform more meaningful comparisons of past, present and future operating results. The Company believes that using this information, along with the corresponding GAAP measures, provides for a more complete analysis of the results of operations by quarter. Net income and earnings per share are the most directly comparable GAAP measures. Below is a reconciliation of the non-GAAP measures to their most comparable GAAP measures:

Reconciliation of Non-GAAP Financial Information
(dollars in thousands, except per share amounts)	13 Weeks Ended	52 Weeks Ended	13 Weeks Ended	52 Weeks Ended
	January 29,	January 29 ,	January 30,	January 30,
	2011	2011	2010	2010
Net income
Net income in accordance with GAAP	$14,383	$26,431	$22,078	$34,570
Adjustments to income tax expense	($814)	($814)	($3,319)	($5,881)
Adjusted net income	$13,569	$25,617	$18,759	$28,689

Diluted earnings per share
Diluted EPS in accordance with GAAP	$0.70	$1.28	$1.08	$1.71
Adjustments to income tax expense	($0.04)	($0.04)	($0.16)	($0.29)
Adjusted diluted earnings per share	$0.66	$1.24	$0.92	$1.42

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 296 stores in 30 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at .

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 15, 2010. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Fourth Quarter Results

March 10, 2011

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13-Week Period Ended
	January 29,	January 30,
	2011	2010
Net sales	$139,606	$142,797
Cost of sales	80,521	77,803

Gross profit	59,085	64,994
Operating expenses:
Operating expenses	33,371	31,015
Depreciation	3,523	3,488

Operating income	22,191	30,491
Other income (expense), net	46	(26)

Income before income taxes	22,237	30,465
Income tax expense	7,855	8,387

Net income	$14,382	$22,078

Earnings per share:
Basic	$0.72	$1.12

Diluted	$0.70	$1.08

Shares used to calculate earnings per share:
Basic	19,902	19,731

Diluted	20,549	20,450

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KIRK Reports Fourth Quarter Results

March 11, 2011

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	52-Week Period Ended
	January 29,	January 30,
	2011	2010
Net sales	$415,300	$406,194
Cost of sales	244,764	237,688

Gross profit	170,536	168,506
Operating expenses:
Operating expenses	115,745	107,063
Depreciation	12,817	14,505

Operating income	41,974	46,938
Other income, net	194	47

Income before income taxes	42,168	46,985
Income tax expense	15,737	12,415

Net income	$26,431	$34,570

Earnings per share:
Basic	$1.33	$1.76

Diluted	$1.28	$1.71

Shares used to calculate earnings per share:
Basic	19,855	19,696

Diluted	20,578	20,249

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KIRK Reports Fourth Quarter Results

March 10, 2011

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	January 29, 2011	January 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$91,222	$76,412
Inventories, net	44,452	39,355
Deferred income taxes	3,528	3,552
Other current assets	7,468	4,331

Total current assets	146,670	123,650
Property and equipment, net	46,231	36,856
Non-current deferred income taxes	1,440	4,395
Other assets	736	640

Total assets	$195,077	$165,541

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,236	$15,589
Income taxes payable	1,289	7,087
Other current liabilities	24,364	25,402

Total current liabilities	45,889	48,078
Deferred rent and other long-term liabilities	30,899	28,978

Total liabilities	76,788	77,056

Net shareholders’ equity	118,289	88,485

Total liabilities and shareholders’ equity	$195,077	$165,541

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KIRK Reports Fourth Quarter Results

March 10, 2011

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	52-Week Period Ended
	January 29, 2011	January 30, 2010
Net cash provided by (used in):
Operating activities	$36,736	$49,972
Investing activities	(22,632)	(10,246)
Financing activities	706	241

Cash and cash equivalents:
Net increase	14,810	39,967
Beginning of period	76,412	36,445

End of period	$91,222	$76,412

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